UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2016

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1880 S. Dairy Ashford, Suite 300 Houston, Texas		77077-4760
(Address of principal executive offices)		(zip code)

(281) 674-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2016, RigNet, Inc. (the “Company”) and Charles “Chip” Schneider, Senior Vice President and Chief Financial Officer of the Company, entered into an amendment (the “Amendment”) to Mr. Schneider’s existing employment letter dated as of November 23, 2015 (the “Employment Letter”).

The Amendment modified the terms of the Employment Letter pertaining to payments due to Mr. Schneider following the termination of his employment without “Cause” at any time or for “Good Reason” following a “Change of Control” (each as defined in the Employment Letter). As amended by the Amendment, the Employment Letter now provides the following benefits to Mr. Schneider after a termination of employment as described in the preceding sentence: (i) a lump sum payment equal to one and one-half year annual base salary plus his target bonus award opportunity during the year of termination, (ii) immediate vesting of all unvested equity awards, (iii) benefits coverage under COBRA for a period of up to twelve (12) months and (iv) $20,000 in outplacement services.

Additionally, the Amendment provides that any post-termination payments described above will (a) be structured in such a way as to comply with Section 409A of the Internal Revenue Code, (b) not be grossed up in accordance with Section 280G or 4099 of the Internal Revenue Code and (c) will be subject to recoupment under the Company’s compensation Clawback Policy or as otherwise required by law.

All other terms and conditions of the Employment Letter shall remain the same and in full force and effect.

The description of the Amendment described in this Item 5.02 is a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the Employment Letter and the Amendment filed as Exhibits 10.1 and 10.2 hereto, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter between Mr. Charles “Chip” Schneider and RigNet, Inc. dated November 23, 2015 (filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated herein by reference).

10.2	Amendment to Employment Letter of Mr. Charles “Chip” Schneider and RigNet, Inc. dated April 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.

By:	/s/ CHARLES E. SCHNEIDER
Charles E. Schneider
Chief Financial Officer

Dated: April 25, 2016